Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock,
including the Associated Rights to Purchase Shares of Series A Junior Participating Preferred Stock
of
CHARLOTTE RUSSE HOLDING, INC.
at
$17.50 Net Per Share
by
ADVENT CR, INC.
a wholly-owned subsidiary of
ADVENT CR HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MONDAY, SEPTEMBER 28, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

August 31, 2009

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been engaged by Advent CR, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Advent CR Holdings, Inc., a Delaware corporation (“Parent”), to act as Dealer Manager in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share, of Charlotte Russe Holding, Inc., a Delaware corporation (“Charlotte Russe”), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Charlotte Russe (collectively, the “Shares”), at a price of $17.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 31, 2009 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated August 31, 2009;

2. Letter of Transmittal to be used by stockholders of Charlotte Russe in accepting the Offer and tendering Shares;

3. Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

4. Notice of Guaranteed Delivery;

5. A letter to stockholders of Charlotte Russe from the Chairman of the Board of Directors of Charlotte Russe, accompanied by Charlotte Russe’s Solicitation/Recommendation Statement on Schedule 14D-9;

6. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

7. Return envelope addressed to the Depositary (as defined below).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME AT THE END OF THE DAY ON MONDAY, SEPTEMBER 28, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 24, 2009 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and Charlotte Russe, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Charlotte Russe, and Charlotte Russe will be the surviving corporation (the “Merger”). Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

The Board of Directors of Charlotte Russe (the “Charlotte Russe Board”), based upon, among other things, the recommendation of a special committee of independent directors of the Charlotte Russe Board, has unanimously (i) approved and declared it advisable that Charlotte Russe enter into the Merger Agreement, (ii) determined that the terms of the Offer, the Merger, and the other transactions contemplated by the Merger Agreement (such other transactions, the “Transactions”) are advisable and fair to, and in the best interests of, Charlotte Russe and its stockholders, (iii) approved the Merger Agreement, approved the Transactions and recommended that Charlotte Russe’s stockholders accept the Offer and tender their Shares pursuant to the Offer and adopt the Merger Agreement and (iv) taken all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the Transactions from any state takeover law, including any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar statute or regulation.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period (as defined in the Offer to Purchase), if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be accepted for payment and payment validly tendered, and not properly withdrawn, prior to the expiration of the Subsequent Offering Period) if and when Purchaser gives oral or written notice to Mellon Investor Services LLC (the “Depositary”) of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Dealer Manager and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance may be directed to us or the Information Agent at the respective addresses and telephone numbers set forth below and in the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent and will be furnished at Purchaser’s expense.

Very truly yours,

Moelis & Company LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER, CHARLOTTE RUSSE, THE INFORMATION AGENT, THE DEALER MANAGER, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Moelis & Company LLC
399 Park Avenue, 5th Floor
New York, NY 10022
(212) 210-6540

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